Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www.selective.com

For release at 4:15 p.m. (ET) on February 2, 2011
Investor Contact: Jennifer DiBerardino
973-948-1364, jennifer.diberardino@selective.com

Media Contact: Gail Petersen
973-948-1307, gail.petersen@selective.com

Selective Insurance Group Reports
Fourth Quarter and Year-end 2010 Earnings

Branchville, NJ – February 2, 2011 – Selective Insurance Group, Inc. (NASDAQ: SIGI) today reported its financial results for the fourth quarter and year ended December 31, 2010.  For the quarter, net income per diluted share was $0.43 and operating income1 was $0.48.  Net income for the year was $1.20 per diluted share and operating income1 was $1.35 per diluted share.

“We ended the year with a solid performance.  Our GAAP and statutory combined ratios were 101.6%, in line with our 2010 guidance,” said Chairman, President and Chief Executive Officer Gregory E. Murphy.

“The industry rhetoric in 2010 did not reflect the front-line reality as many carriers spoke of commercial lines pricing discipline, but never actually increased rate levels,” continued Murphy.  “In this highly competitive part of the cycle, we were one of the only carriers to drive and achieve commercial lines renewal rate increases that amounted to 3.1%.  The extremely competitive market cycle, coupled with difficult economic conditions, has put pressure on writing adequately priced new business.  We have maintained our underwriting discipline which resulted in new business declining from $266 million in 2009 to $211 million in 2010.

“Personal Lines renewal pure price remained strong at 6.4% in the quarter and 5.4% for the year.  There has been more pricing flexibility in personal lines and we will continue to drive rate in 2011,” continued Murphy.

“The fourth quarter was marked by improved investment results compared to a year ago primarily due to $6 million in after-tax income earned on our alternative investment portfolio.  We took advantage of a renewed interest in alternative investments and in the fourth quarter we reduced our exposure in this sector,” said Murphy.  “We sold several partnership investments with a value of $21.5 million and uncalled commitments of $22.2 million. Our combined equity and alternative investment portfolio was $205 million, or 5% of invested assets at year end.”

2010 Fourth Quarter Highlights
-	Net income of $23.8 million, or $0.43 per diluted share
-	Operating income1 was $26.3 million, or $0.48 per diluted share
-	Combined ratio: GAAP: 100.1% compared to 100.2% in 2009; Statutory: 102.8% compared to 103.7% in 2009
-	Favorable prior year statutory reserve development on our casualty lines totaled $7 million compared to $5 million in 2009
-	Total net premiums written (NPW) were $301.8 million
o	Commercial lines NPW were $238.1 million
o	Personal lines NPW were $63.7 million
-	Catastrophe losses were $2.8 million, after tax
-	Investment income, after tax, was $31.0 million
-	Total revenue was $394.1 million compared to $389.8 million

2010 Year-End Highlights
-	Net income was $65.5 million, or $1.20 per diluted share
-	Loss from discontinued operations was $3.8 million, or $0.07 per diluted share
-	Operating income1 was $73.9 million, or $1.35 per diluted share
-	Combined ratio: GAAP: 101.6% compared to 99.8% in 2009; Statutory: 101.6% compared to 100.5% in 2009
-	Favorable prior year statutory reserve development on our casualty lines totaled $41 million compared to $29 million in 2009
-	Total NPW were $1.4 billion
o	Commercial lines NPW were $1.1 billion
o	Personal lines NPW were $256.7 million
-	Catastrophe losses were $36.7 million, after tax
-	Investment income, after tax, was $111.1 million
-	Net realized losses, after tax, totaled $4.6 million for the year, including $11.5 million of non-cash, after-tax, other-than-temporary impairment write-downs
-	Total revenue was $1.6 billion compared to $1.5 billion in 2009

Balance Sheet and Guidance
At December 31, 2010, Selective’s assets were $5.2 billion, up 2% over prior year, including $3.9 billion in the company’s investment portfolio which increased 4% compared to December 31, 2009.

Stockholders’ equity was up 7% for the year, to $1.1 billion, and book value per share increased 6% to $19.95.  Statutory surplus was up 9% in 2010 to $1.1 billion.

Selective’s Board of Directors declared a $0.13 per share quarterly cash dividend on common stock payable March 1, 2011 to stockholders of record as of February 15, 2011.

Due to rate increases achieved in 2010, which will be earned in 2011, Selective expects to generate a full year statutory and GAAP combined ratios of between 101% and 102% which includes an elevated catastrophe loss assumption of 2 points and no assumptions for reserve development, favorable or unfavorable.

Weighted average shares at year end will be approximately 55 million.

The supplemental investor packet, including financial information that is not part of this press release, is available on the Investors’ page of Selective’s public website at www.selective.com.   Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. ET, on February 3, 2011 at www.selective.com. The webcast will be available for rebroadcast until the close of business on March 4, 2011.

About Selective Insurance Group, Inc.
Selective Insurance Group, Inc. is a holding company for seven property and casualty insurance companies rated “A+” (Superior) by A.M. Best. Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Selective maintains a website at www.selective.com.

Forward-Looking Statements
In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations and projections regarding Selective's future operations and performance.

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 ("PSLRA").  The PSLRA provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements.  These statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, or performance to be materially different from those expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely” or “continue” or other comparable terminology.  These statements are only predictions, and we can give no assurance that such expectations will prove to be correct.  We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause our actual results to differ materially from those projected, forecasted or estimated by us in forward-looking statements, include, but are not limited to:
•	difficult conditions in global capital markets and the economy;
•	deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and fluctuations in interest rates;
•	ratings downgrades could affect investment values and therefore statutory surplus;
•	the adequacy of our loss reserves and loss expense reserves;
•
the frequency and severity of natural and man-made catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather, floods and fires;

•	adverse market, governmental, regulatory, legal or judicial conditions or actions;
•	the concentration of our business in the Eastern Region;
•	the cost and availability of reinsurance;

•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•
changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

•	recent federal financial regulatory reform provisions that could pose certain risks to our operations;
•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, Standard & Poor’s, Moody’s and Fitch;
•	our entry into new markets and businesses; and
•
other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and other periodic reports.

These risk factors may not be exhaustive.  We operate in a continually changing business environment, and new risk factors emerge from time-to-time.  We can neither predict such new risk factors nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied in any forward-looking statements in this report.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

Selective’s SEC filings can be accessed through the Investors and Corporate Governance sections of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

1Operating income differs from net income by the exclusion of realized gains or losses on investments and the results of discontinued operations. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses on sales in any given period is largely discretionary as to timing. In addition, these investment gains and losses, as well as other-than-temporary investment impairments that are charged to earnings and the results of discontinued operations, could distort the analysis of trends. Operating income is not intended as a substitute for net income prepared in accordance with U.S. generally accepted accounting principles (GAAP). A reconciliation of operating income to net income is provided in the GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable GAAP Measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

Selective Insurance Group, Inc. (Nasdaq: SIGI) *
GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
GAAP Measures
(in thousands, except per share data)
3 months ended December 31:	2010	2009
Net premiums written	$301,812	304,891
Net premiums earned	353,497	352,957
Net investment income earned	41,471	39,801
Net realized losses	(3,812)	(5,668)
Total revenues	394,089	389,802

Operating income	26,284	25,327
Net realized losses, net of tax	(2,478)	(3,683)
Loss from discontinued operations, net of tax	(31)	(1,064)
Net income	$23,775	20,580

Statutory combined ratio	102.8%	103.7%
Statutory combined ratio, excluding catastrophe losses	101.6%	103.7%
GAAP combined ratio	100.1%	100.2%

Operating income per diluted share	$0.48	0.47
Net income per diluted share	0.43	0.38
Weighted average diluted shares	54,894	53,639
Book value per share	$19.95	18.83

12 months ended December 31:
Net premiums written	$1,390,541	1,422,655
Net premiums earned	1,416,598	1,431,047
Net investment income earned	145,708	118,471
Net realized losses	(7,083)	(45,970)
Total revenues	1,564,621	1,514,018

Operating income	73,925	74,538
Net realized losses, net of tax	(4,604)	(29,880)
Loss from discontinued operations, net of tax	(3,780)	(8,260)
Net income	$65,541	36,398

Statutory combined ratio	101.6%	100.5%
Statutory combined ratio, excluding catastrophe losses	97.6%	99.9%
GAAP combined ratio	101.6%	99.8%

Operating income per diluted share	$1.35	1.39
Net income per diluted share	1.20	0.68
Weighted average diluted shares	54,504	53,397
Book value per share	$19.95	18.83

*All amounts included in this release exclude intercompany transactions.